Exhibit 10.24.1

TERMS AND CONDITIONS OF SALE

In these Terms and Conditions of Sale (“Terms”), “we”, “us” and “our” mean the seller of products covered by these Terms. “You” and “your” refer to the buyer of the products. Our acceptance of your order is on the condition that only these Terms apply. Unless you first provide us with your written objections, your acceptance of our products is deemed to be your acceptance of these Terms. Our failure to object to your different or additional terms is not a waiver of any of these Terms. Unless we agree in a signed writing, we reject any different or additional terms. Amendments to these Terms must be in writing and signed by the parties.

1.    Price. For products covered by these Terms, you agree to pay the prices stated in our quotation, accepted purchase order, or other document signed by us. Otherwise, you agree to pay our standard prices as of the date of shipment. Shipments of within 5% of the quantity ordered shall be accepted, although you only must pay for the amount actually received.

2.    Taxes and Other Charges. Prices do not include, and you are responsible for, taxes, excises or other governmental charges on products and any surety bond premiums or bank guarantee costs, except where the law otherwise provides.

3.    Delivery, Risk of Loss, and Title. Delivery terms are those stated in our quotation, accepted purchase order, or other document signed by us. Otherwise, delivery shall be EXW (Ex Works). Delivery terms shall be interpreted under the current INCOTERMS as published by the International Chamber of Commerce. We agree to use our reasonable best efforts to meet the applicable delivery dates. If delivery is at our expense, we reserve the right to select the means of transportation. Legal title shall be deemed to pass and your obligation to pay shall begin when the product is considered delivered to you under applicable delivery terms even if we pay the freight or provide insurance.

4.    Inspection and Acceptance. You shall promptly inspect the products delivered. Unless you reject in writing the products or shipments that do not conform to your order or meet applicable specifications within 30 days of your receipt of the shipment, you will be deemed to have unconditionally accepted the products. You must have a written return authorization from us to return any products.

5.    Payment. You agree to pay the full price of the products sold as set forth in our quotation or invoice. Otherwise, payment terms are net thirty days from date of invoice.

6.    Late Payment. If payment is past due, or if we reasonably believe your financial condition has become unsatisfactory, we may in our sole discretion stop shipping to you, require cash in advance, shorten your payment terms, or cancel all orders. If your account becomes delinquent, the term of payment on all outstanding invoices to you shall accelerate and all invoices shall become immediately due and payable. You agree to pay interest on past due invoices at the lower of the interest rate of 1.5% per month (18% per annum) or the maximum interest rate permitted by applicable law. You agree to pay costs that we reasonably incur (including attorneys’ fees) in collecting your past due amounts

7.    Warranty: (a) We warrant to you:

(1)    Specifications: Each product we make will meet our written specifications. Unless otherwise agreed in writing, product dimensions are nominal and subject to our standard tolerances. Our sole liability under this paragraph 7(a)(1) shall be, at our sole option, to repair, replace, or refund the price paid for all unaltered products that do not meet our specifications at the time of delivery. We agree to pay shipping costs for any returned product only if we direct its return. If returned product is determined to meet the warranty, you agree to reimburse us for all costs of shipment.

(2)    Patent: (i) Products that we make will be delivered free of any rightful claim of infringement of any patent in force in the country where the product is made or delivered. If we breach this patent warranty, we will, at our expense and option, (i) procure for you the right to continue using the Product, (ii) replace it with a non-infringing product, (iii) modify it so it becomes non-infringing or (iv) refund its purchase price (less reasonable depreciation for any period of use). The preceding sentence states our entire liability for such infringement. This warranty shall not apply to any product manufactured to your design, or to the use of any products delivered hereunder in combination with other articles or materials or in the practice of any process.

(b)    Services. Any technical advice or assistance we provide is given without representation or warranty and is accepted at your sole risk.

(c)    Other Limitations: THE WARRANTIES IN THESE TERMS REPLACE AND EXCLUDE ALL IMPLIED WARRANTIES (EXCEPT TITLE) TO THE EXTENT PERMITTED BY APPLICABLE LAW. THERE ARE NO OTHER EXPRESS WARRANTIES BY US. NO WARRANTIES BY US ARISING BY OPERATION OF LAW, COURSE OF DEALING, OR USAGE OF TRADE SHALL BE IMPLIED OR OTHERWISE CREATED AT LAW OR IN EQUITY, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. ANY AND ALL IMPLIED WARRANTIES AGAINST INFRINGEMENT OF ANY UNITED STATES OR OTHER PATENT, OR INTELLECTUAL PROPERTY ARE DISCLAIMED AND EXCLUDED. Our warranties extend only to you and entities under common ownership with you but are not transferable to other parties.

(d).    Limit of Our liability: The prices we charge you reflect that an allocation of risk is being made. You understand and agree that without limitations on our liability, we would have to charge higher prices. In no event shall we be liable for indirect loss, special or consequential damages, loss arising from business interruption, loss of revenue, profits, data, or anticipated savings, or lost opportunity, whether or not caused by or resulting from our negligence. Our maximum liability to you for any claim of any kind, including claims based on defects in products and under product liability regulations, to the extent permitted by applicable law, shall be the purchase price paid for the product that gave rise to the claim.

8.    Force Majeure. We are not liable for delays or failures in performing due to contingencies beyond our reasonable control. These include, without limitation, acts of God, weather conditions, natural catastrophes, floods, fires, war, sabotage, accidents, labor disputes or shortages, system failures, governmental laws or actions, import or export prohibitions or limitations, and inability to obtain material, equipment or transportation upon commercially reasonable terms. In any event, we may increase the price as a result of increases in raw material, energy, transportation or labor costs that we incur before delivery of the product that make our performance commercially impractical, and you may then cancel the undelivered portion of your order. We may reduce the quantities shipped or postpone the time for delivery due to such contingencies. We may allocate our available products among you and other customers or for internal use in such manner as we, in our sole discretion, deem fit.

9.    Compliance with Laws: Each party agrees to comply with the applicable laws governing its activities. Any commodities, technology, technical data, or software that we provide that are exported or re-exported from the destination of delivery shall be exported only in accordance with all applicable export laws, regulations, and directives, including as applicable export control laws (collectively, the “Export Regulations”).

10.    Applicable Law and Place to Resolve Disputes: The validity, interpretation and performance hereunder shall be governed by the laws of the jurisdiction in which we, the seller, reside. The United Nations Convention for the International Sale of Goods shall have no application to transactions covered by these Terms. Any dispute that we cannot mutually resolve shall be subject exclusively to, and you consent to, the jurisdiction of the courts in the country in which we, the seller, reside. If any provision of our agreement is determined to be invalid, the remaining provisions of our agreement shall remain in effect.